Exhibit 1.01

OSI Systems, Inc.

Conflict Minerals Report

This Conflict Minerals Report (“Report”) of OSI Systems, Inc. (“Company”, “we,” “us,” or “our”) for the reporting period January 1, 2016 to December 31, 2016 is provided in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended.  The Rule imposes certain reporting obligations on Securities and Exchange Commission registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products.  For purposes of the Rule, the term “conflict minerals” is defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold.  These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

Information included in this Report covers the Company and all of its consolidated subsidiaries. A copy of this Report is publicly available at www.osi-systems.com/about/conflict-minerals-report, and the Company’s Conflict Minerals Policy Statement (the “Policy Statement”) is available at www.osi-systems.com/about/conflict-minerals-policy.

This Report has not been subject to an independent private sector audit as allowed under the Rule.

1. Overview and Description of Products

The Company is a vertically integrated designer and manufacturer of specialized electronic systems and components that meet the critical needs in the homeland security, healthcare, defense, and aerospace industries.  The Company has three operating divisions: (a) Security, providing security and inspection systems, turnkey security screening solutions and related services; (b) Healthcare, providing patient monitoring, diagnostic cardiology, and anesthesia and ventilation systems and related services; and (c) Optoelectronics and Manufacturing, providing specialized electronic components and electronic manufacturing services for the Security and Healthcare divisions, as well as to external original equipment manufacturer customers and end users for applications in the defense, aerospace, medical and industrial markets, among others.

The Company designs, develops, manufactures and sells products ranging from security and inspection systems to patient monitoring, cardiology and anesthesia systems to discrete optoelectronic devices and value-added subsystems. Based on a review of our principal products, primarily evaluating our products and their components against typical industry uses for conflict minerals, we determined that tin, tantalum, tungsten, and gold (collectively, “3TG”) are necessary to the functionality of each of our product lines.  Most of our physical products (excluding software) are assembled using electronic components, metal, and plastics parts.  Electronic components used in our products typically contain both custom made components, including printed circuit boards, sensors, and other passive electronic components, and components designed and manufactured by other companies.  Most of these electronic components contain conflict minerals.

Consequently, we established a system for surveying our supply chain and complying with the requirements of the Rule that we believe is in material conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and the related Supplements on Tin, Tantalum and Tungsten, and on Gold (collectively, the “OECD Guidance”).

2. Reasonable Country of Origin Inquiry; Due Diligence

In accordance with the Rule, we have conducted a good faith reasonable country of origin inquiry regarding the use of conflict minerals which was reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country or are from recycled or scrap sources.  Our due diligence process was designed in material conformity with the OECD Guidance and documented in an internal conflict minerals compliance program (the “Conflict Minerals Compliance Program”).  The Conflict Minerals Compliance Program includes the Policy Statement regarding conflict minerals and our expectations regarding our suppliers to support our compliance efforts.  We have implemented those OECD due diligence guidelines that are relevant to our business and supply chain, consistent with the intent of the OECD Guidance.

Our supply chain is complex. There are multiple tiers between our Company and the mines.  Also, at times our operating divisions operate independently, and their respective manufacturing locations may have separate supply chains, although they may purchase components and raw materials from some of the same vendors.  Accordingly, we rely on our direct suppliers to provide information on the origin of the conflict minerals contained in components which are included in our products.

We encountered various challenges in obtaining and analyzing the responses we received from our suppliers. Some of our direct suppliers are currently unable to confirm the origin information of conflict minerals contained in components which they supply to us. Additionally, information provided by our suppliers was often incomplete and/or required significant follow-up. Some of these suppliers need to survey their suppliers which in turn are expected to continue the cascade of reasonable country of origin inquiries and due diligence requirements until all conflict minerals content and smelter or refiner information can be identified. Based on information provided by our suppliers, it is our current understanding that not all of these surveys have been initiated or are complete, and in many instances, we have limited ability to influence cooperation from suppliers when we are multiple tiers away from the smelter in the supply chain. Further, we have a varied supplier base with differing levels of resources and sophistication, and many of our suppliers are not themselves subject to the Rule.

Our Conflict Minerals Compliance Program includes the following key due diligence, risk assessment, and risk mitigation efforts undertaken to date by the Company:

•     We reviewed the bills of materials for each of our products to determine if conflict minerals are used to make components included in these products. We then sought to identify the supplier of each component or subassembly incorporated into each of the products.

•     Because the Company generally does not directly procure components from smelters and refiners, we focused our efforts on establishing controls for engaging with our first-tier suppliers to gather information about the smelters and refiners in their own supply chain in order to meet our reporting requirements.

•     We sent correspondence to our direct suppliers, explaining the Rule, confirming our commitment to comply with the Rule, and communicating our expectations regarding how they can assist us in complying with the Rule.

•     We designed a customized, web-based survey tool based on the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative Conflict Minerals Reporting Template and conducted a global supply-chain survey with our direct suppliers.

•     We reviewed responses that we received from our direct suppliers, and we followed up on inconsistent, incomplete, or insufficient responses.   Additionally, we sent reminders to suppliers who did not respond to our requests for information.

•     We added conflict minerals reporting to our standard terms and conditions for our direct suppliers.

•     We have implemented ongoing Conflict Minerals Compliance Program training for all applicable personnel in our purchasing, supply chain, and materials departments.

•     We adopted our Policy Statement which is publicly available at www.osi-systems.com/about/conflict-minerals-policy. As of the date this Conflict Minerals Report was filed, our Policy Statement read as follows:

Our Policy

We have a responsibility to source materials and supplies responsibly, as well as a duty to comply with the laws concerning conflict minerals.

OSI Systems is committed to sourcing materials and supplies from companies that share our values with regard to ethics and integrity, respect for human rights, and environmental responsibility.

This includes the sourcing of conflict minerals, which are minerals mined in conditions of armed conflict and human rights abuses, and sold or traded by armed groups. International law recognizes that minerals from the Democratic Republic of Congo (DRC) region present a specific risk in this regard, and requires companies trading in natural resources from the DRC to do so in a way which is socially, economically and environmentally responsible.

We aim to achieve a “conflict free” supply chain — that is, a supply chain that does not directly or indirectly finance armed groups through mining or mineral trading in the DRC region. We require complete supply chain transparency from all of our suppliers and vendors to achieve this goal.

We are also committed to complying with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of tantalum, tin, tungsten, and gold — conflict minerals associated with financing regional violence and an ongoing civil war in the DRC and its adjacent countries.

Communicating with Suppliers

Suppliers must be notified of our Conflict Minerals Policy when we start doing business with them. At a minimum, a reference to the policy (or a URL linking to the policy on the corporate OSI website) must appear on all purchase orders, master supply agreements (MSAs), and other applicable agreements issued by OSI Systems. As a condition of our business relationship, all suppliers will be required to provide accurate and transparent information about the origin of all products supplied to our company.

Our Commitment to Customers

We firmly believe that our customers should be fully informed about the products they purchase.

While we cannot certify as to the country of origin of the minerals contained in the products manufactured by our suppliers, we are committed to working with our customers to supply products that meet our customer’s specifications.

Despite having conducted good faith reasonable country of origin inquiries and conducting due diligence, we do not currently have sufficient information from our suppliers and other sources to determine the country of origin of the conflict minerals used in our products or identify the facilities used to process those conflict minerals. Therefore, we cannot exclude the possibility that some of these conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country and are not from recycled or scrap sources.

3. Future Steps; Risk Mitigation

Since the end of the period covered by this Report, we have taken and intend to continue to take the following steps to improve the number and quality of supplier responses and mitigate some future risk that our necessary conflict minerals benefit armed groups:

•                  We will continue to work with our direct suppliers who provided inconsistent, incomplete, or insufficient responses in an effort to obtain more complete and accurate information in 2017.

•                  We will continue to follow our due diligence process to review and validate supplier responses.

•                  We will continue to provide information and training on the Rule, our Policy Statement, and Conflict Minerals Compliance Program to our employees.

•                  We will continue to integrate conflict minerals reporting and responsible sourcing requirements into our standard terms and conditions for our direct suppliers.

Caution Concerning Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to our current expectations, beliefs, projections, and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions, and contingencies, many of which are outside our control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. For a further discussion of our risk factors and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for our most recently completed fiscal year and other risks described therein and in documents subsequently filed by us from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement made in this Report that becomes untrue because of subsequent events, new information, or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.